UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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United Therapeutics Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1110 Spring Street
Silver Spring, MD 20910

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of United Therapeutics Corporation will be held at United Therapeutics’ headquarters, 1110 Spring Street, Silver Spring, Maryland 20910, on Tuesday, June 26, 2007, at 9:00 a.m. for the following purposes:

1.                To elect two Class II directors for terms expiring at the 2010 annual meeting of stockholders. Our Board of Directors has nominated the following persons for election as Class II directors at the meeting: Christopher Causey and R. Paul Gray; and

2.                To consider and act upon such other business as may properly come before the annual meeting.

Only stockholders of record at the close of business on May 1, 2007, are entitled to notice of, and to vote at, the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THIS MEETING.

By Orderof the Board of Directors,

Paul A. Mahon
Secretary

May 1, 2007
Silver Spring, Maryland

UNITED THERAPEUTICS CORPORATION
1110 Spring Street
Silver Spring, MD 20910

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and enclosed proxy are furnished on or about May 1, 2007, to stockholders of United Therapeutics Corporation in connection with the solicitation by the Board of Directors of United Therapeutics of proxies to be voted at the 2007 annual meeting of stockholders. The annual meeting will be held on Tuesday, June 26, 2007, beginning at 9:00 a.m. Eastern Daylight Savings Time at our corporate headquarters, located at 1110 Spring Street, Silver Spring, Maryland 20910.

If the enclosed proxy card is properly executed and returned prior to the meeting, the shares represented by the proxy card will be voted in accordance with the stockholder’s directions, or, if no directions are indicated, the shares will be voted in accordance with the recommendation of our Board of Directors as specified in this proxy statement. The stockholder giving the proxy has the power to revoke the proxy at any time before it is exercised by delivering to the Secretary of United Therapeutics at the above address either a written notice of revocation or a duly executed proxy bearing a later date. If a stockholder decides to attend the annual meeting and wishes to change his or her proxy vote, the stockholder may do so by voting in person at the meeting.

We will bear the cost of soliciting proxies. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and normal handling charges may be paid for such forwarding service. Officers and other employees of United Therapeutics may solicit proxies in person or by telephone, fax, email or regular mail, and they will receive no additional compensation if they do so. At the close of business on May 1, 2007 (the “Record Date”), there were 20,782,575 shares of our common stock outstanding and entitled to vote at the annual meeting. Only stockholders of record at the close of business on the Record Date will be entitled to vote, either in person or by proxy, at the annual meeting, and each share will have one vote.

Election of Directors

Our Board of Directors consists of eight members and is divided into three classes of directors. At each annual meeting of stockholders, members of one of the classes, on a rotating basis, are elected for a three-year term. At this meeting, Christopher Causey and R. Paul Gray are nominees for election as Class II directors for terms expiring at the 2010 annual meeting of stockholders.

Proxies may not be voted for a greater number of persons than the number of nominees named. Proxies representing shares held as of the Record Date that are returned duly executed will be voted, unless otherwise specified, in favor of these two nominees for our Board of Directors. All of the nominees are current members of our Board of Directors.

Unless otherwise instructed on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the two persons named as nominees. If the proxy card is signed and returned without any direction given, shares of stock represented by the proxy will be voted FOR the election of the two nominees named on the proxy card. Each of the nominees has consented to be named herein and to continue to serve on our Board of Directors, if elected. It is not anticipated that any nominee will become unable or unwilling to accept his or her nomination or election. If such an event should occur, the persons named in the proxy intend to vote for the election of, in such nominee’s stead, such other person as is recommended to the Board of Directors by our Board of Directors’ Nominating and Governance Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE
NOMINEES AS CLASS II DIRECTORS OF UNITED THERAPEUTICS.

The following table presents information concerning persons nominated for election as directors of United Therapeutics and for those directors whose terms of office will continue after the meeting, including their current membership on committees of our Board of Directors, principal occupations or affiliations during the last five years or more, and certain other directorships held. For additional information concerning the nominees for directors, including stock ownership and compensation, see the tables entitled “Director Compensation in Fiscal Year 2006” and “Beneficial Ownership of Common Stock” and the section entitled “Compensation Discussion and Analysis” below.

Nominees for Election at the 2007 Annual Meeting of Stockholders

Christopher Causey, M.B.A. Age 45	Chairman, Compensation Committee Member, Audit Committee

Mr. Causey has served as the Principal of Causey Consortium, a professional services organization providing strategic planning and marketing advice to the healthcare industry, since 2002. Previously, Mr. Causey served as a senior marketing officer for a variety of healthcare and technology companies. From 2001 to 2002, Mr. Causey served as the Chief Marketing Officer for Definity Health Incorporated. From 1999 to 2001, Mr. Causey served as the Vice President for Marketing for DirectAg.com Incorporated. From 1997 to 1999, Mr. Causey served as the Vice President for Marketing for Allina Health System Incorporated. Prior to 1997, Mr. Causey served as the Director of Marketing and Account Management for Blue Cross and Blue Shield of Minnesota. Mr. Causey has served as a United Therapeutics director since 2003.

R. Paul Gray Age 43	Chairman, Audit Committee Member, Compensation Committee

In 2002, Mr. Gray founded Core Concepts, LLC, a strategic and financial consulting firm, and he has continued to serve as its managing member. Since August 2005, Mr. Gray has served as a director of TenthGate, Inc., a private medical holding company. Since March 2006, Mr. Gray has served as Chairman of the Board of Red Branch Technologies, Inc., a private travel technology company. Since July 2006, Mr. Gray has served as a director of Elevated Security, Inc., a private energy solutions company. From May 2004 to May 2005, Mr. Gray served a one-year term as a director of Earth Search Sciences, Inc., a publicly traded company. From September 2001 to May 2004, Mr. Gray served as Director and Chief Financial Officer of Power3 Medical Products, Inc., a publicly traded company. From 2003 to November 2004, Mr. Gray served as a director of Vertica Software, Inc., a publicly traded company until the completion of a merger transaction in November 2004.

From 1999 to 2001, Mr. Gray served as a Director and Chief Financial Officer of Millennium Health Communications, Inc., a start-up high technology company whose select intellectual properties were purchased and were operated by Power3 Medical Products, Inc. In 2001 and until May 2002, Mr. Gray also served as a Director and Chief Financial Officer of Reli-Communications, Inc., which operated telecommunications properties. Reli-Communications filed for bankruptcy protection in 2002 subsequent to Mr. Gray’s departure. From 1985 to 1999, Mr. Gray practiced as a Certified Public Accountant at Ernst & Young LLP, KPMG LLP and Beers & Cutler LLP. The Board of Directors has determined that he is an audit committee financial expert as defined under the rules and regulations of the Securities and Exchange Commission and meets the financial sophistication requirement of the listing standards of the NASDAQ Stock Market, Inc. (“NASDAQ”). He has served as a United Therapeutics director since 2003.

Directors Continuing in Office
Raymond Dwek, F.R.S.	Member, Nominating and Governance Committee
Age 65

Professor Dwek is a Fellow of the Royal Society, London, and currently serves as Director of the Glycobiology Institute, Professor of Biochemistry. From 2000 to 2006, Professor Dwek served as head of the Department of Biochemistry at the University of Oxford. Professor Dwek has been serving in various positions at the University of Oxford since 1966. In 1988, Professor Dwek was the scientific founder of Oxford GlycoSciences PLC, which was publicly traded on the London Stock Exchange, and he served as a member of its Board of Directors until its sale in 2003. He is also the 2007 Kluge Chair of Technology and Society at the U.S. Library of Congress. Professor Dwek and his team at Oxford University are the discoverers of our glycobiology platform. He has served as a United Therapeutics director since 2002 and his current term expires in 2008.

Roger Jeffs, Ph.D. Age 45

Dr. Jeffs joined United Therapeutics in September 1998 as Director of Research, Development and Medical. Dr. Jeffs was promoted to Vice President of Research, Development and Medical in July 2000, and to President and Chief Operating Officer in January 2001. From 1995 to 1998, Dr. Jeffs worked at Amgen, Inc. as Manager of Clinical Affairs and Associate Director of Clinical Research, where he served as the worldwide clinical leader of the Infectious Disease Program. Prior to Amgen, Dr. Jeffs worked in the clinical research group of Burroughs Wellcome Co. He has served as a United Therapeutics director since 2002 and his current term expires in 2008.

Raymond Kurzweil Age 59

Mr. Kurzweil is an inventor, entrepreneur and author, and has created several important technologies in the artificial intelligence field. He has received the National Medal of Technology, the MIT-Lemelson Prize, fourteen honorary doctorates and honors from three U.S. Presidents. Mr. Kurzweil was selected as a 2002 inductee into the National Inventors Hall of Fame. Since 1995, Mr. Kurzweil has served as the Chief Executive Officer of Kurzweil Technologies, Inc., a technology development firm. He also serves as a member of the Board of Directors of Inforte Corp., a publicly traded technology consulting company. He has served as a United Therapeutics director since 2002 and his current term expires in 2009.

Christopher Patusky, J.D., M.G.A. Age 43	Vice Chairman Lead Director Chairman, Nominating and Governance Committee Member, Audit Committee

Professor Patusky is the Executive Director and a member of the faculty of the Fels Institute of Government at the University of Pennsylvania, where he has worked since January 2002. He has served as a United Therapeutics director since 2002 and his current term expires in 2008.

Martine Rothblatt, Ph.D., J.D., M.B.A. Age 52

Chairman
Dr. Rothblatt started United Therapeutics in 1996 and has served as Chairman and Chief Executive Officer since its inception. Prior to creating United Therapeutics, she created and served as Chairman and Chief Executive Officer of Sirius Satellite Radio. Her book, Your Life or Mine: How Geoethics Can Resolve the Conflict Between Public and Private Interests In Xenotransplantation, was published by Ashgate in 2004. She has served as a United Therapeutics director since 1996 and her current term expires in 2009.

Louis Sullivan, M.D. Age 73	Member, Compensation Committee Member, Nominating and Governance Committee

Dr. Sullivan currently serves as a Director of Henry Schein, Inc., BioSante Pharmaceuticals, Inc., Inhibitex, Inc. and Emergent BioSolutions, Inc., all publicly traded companies. Dr. Sullivan was the founding President of Morehouse School of Medicine, from 1981 to 1989 and 1993 to 2002, and he is now President Emeritus of Morehouse School of Medicine. Dr. Sullivan was also founder and Chairman of Medical Education for South African Blacks, Inc., a member of the National Executive Council for the Boy Scouts of America, and a member of the Board of Trustees of the Little League of America. Dr. Sullivan served as Secretary of the United States Department of Health and Human Services from 1989 to 1993. He has served as a United Therapeutics director since 2002 and his current term expires in 2009.

Director Independence

Our Board of Directors has determined that: (i) Mr. Causey and Mr. Gray are “independent” in accordance with Rule 4200(a)(15) of the NASDAQ listing standards; (ii) Dr. Jeffs and Dr. Rothblatt are not “independent” in accordance with Rule 4200(a)(15) of the NASDAQ listing standards, due to Dr. Jeffs’ employment as our President and Chief Operating Officer and Dr. Rothblatt’s employment as our Chairman and Chief Executive Officer; (iii) Raymond Kurzweil is not “independent” in accordance with Rule 4200(a)(15) of the NASDAQ listing standards due to certain payments received in connection with the marketing and consulting agreements described in the section entitled “Certain Relationships and Related Transactions” below; and (iv) Dr. Sullivan, Professor Dwek and Professor Patusky, who are not standing for election at the 2007 annual meeting, are “independent” under Rule 4200(a)(15) of the NASDAQ listing standards.

Lead Director

Professor Christopher Patusky serves as our Lead Director. Professor Patusky also serves as the Chairman of the Nominating and Governance Committee. The charter of the Nominating and Governance Committee requires that the Committee’s Chairman convene and preside over regular meetings of the independent directors and, when serving in such capacity, this person is referred to as the Lead Director of our Board of Directors. The Lead Director organizes and chairs meetings the independent directors that take place at least quarterly where company business can be discussed outside the presence of the non-independent directors and members of management. The Lead Director also serves as the official liaison between the independent directors and members of management.

Committees of our Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Our Board of Directors has determined that all members of these committees meet the definition of “independence” set forth in Rule 4200(a)(15) of the NASDAQ listing standards. In addition, our Board of Directors has determined that the Audit Committee members meet the independence standards set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended.

The charter for each committee may be accessed electronically in the “Corporate Governance” section of the “About” page of our website located at http://www.unither.com, or by writing to us at United Therapeutics Corporation, Attention: Secretary, 1110 Spring Street, Silver Spring, Maryland 20910.

Audit Committee

Members: R. Paul Gray (Chair), Christopher Causey, M.B.A., and Christopher Patusky, J.D., M.G.A.

The Audit Committee of our Board of Directors held six meetings during 2006. The Audit Committee’s responsibilities include: (a) assisting our Board of Directors in its oversight responsibilities regarding the integrity of our financial statements and the independent registered public accounting firm’s qualifications and independence; (b) preparing the report required by the Securities and Exchange Commission for inclusion in our annual proxy statement; (c) retaining and terminating our independent auditors; (d) approving in advance all audit and non-audit services to be performed by the independent auditors; (e) approving related party transactions; and (f) performing such other functions as our Board of Directors may from time to time assign to the Audit Committee. Our Board of Directors has determined that Mr. Gray, the Audit Committee Chairman, is an “audit committee financial expert” as defined in the rules and regulations of the Securities and Exchange Commission. All of the members of the Committee meet the financial sophistication requirements of the NASDAQ listing standards.

Compensation Committee

Members: Christopher Causey, M.B.A. (Chair), R. Paul Gray, and Louis Sullivan, M.D.

The Compensation Committee of our Board of Directors held three meetings during 2006. The Compensation Committee’s responsibilities include: (a) overseeing our incentive compensation plans and equity-based plans; (b) assisting our Board of Directors in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to attract and retain management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of our management; (c) discharging our Board of Directors’ responsibilities relating to compensation of our Named Executive Officers; (d) evaluating our Chief Executive Officer and setting her remuneration package; (e) preparing an annual report on executive compensation for inclusion in our annual proxy statement; (f) making recommendations to our Board with respect to incentive-compensation plans and equity-based plans; and (g) performing such other functions as our Board of Directors may from time to time assign to the Compensation Committee. As part of its responsibilities, the Compensation Committee administers our 1997 Equity Incentive Plan, as amended and restated (the “Amended and Restated Equity Incentive Plan”).

Nominating and Governance Committee

Members: Christopher Patusky, J.D., M.G.A (Chair), Raymond Dwek, F.R.S., and Louis  Sullivan, M.D.

The Nominating and Governance Committee of our Board of Directors held one meeting during 2006. The Nominating and Governance Committee’s responsibilities include: (a) assisting our Board of Directors in determining the desired experience, mix of skills and other qualities to ensure appropriate composition of our Board of Directors, taking into account current members of our Board of Directors and our specific needs; (b) identifying qualified individuals meeting those criteria to serve on our Board of Directors; (c) proposing to our Board of Directors a slate of nominees for election by the stockholders at the annual meeting of stockholders and prospective director candidates in the event of the resignation, death, removal or retirement of directors or a change in the composition requirements of our Board of Directors; (d) reviewing candidates nominated by stockholders for election to our Board of Directors and stockholder proposals submitted for inclusion in our proxy materials; (e) developing plans regarding the size and composition of our Board of Directors and its committees; (f) proposing to our Board of Directors to serve as chairpersons and members on committees of our Board of Directors; (g) coordinating matters among committees of our Board of Directors; (h) reviewing management succession plans; (i) developing, evaluating and recommending to our Board of Directors and monitoring all matters with respect to our governance; (j) monitoring our compliance with our legal and regulatory obligations; (k) serving as the Qualified Legal Compliance Committee within the meaning of §307 of the Sarbanes-Oxley Act of 2002; (l) conducting certain independent investigations into allegations of material violations; and (m) performing such other functions as our Board of Directors may from time to time assign to the Nominating and Governance Committee. The Nominating and Governance Committee will consider stockholder recommendations for directors submitted in compliance with the procedure for nominating a director. The procedure for nominating a director at the 2008 annual meeting of stockholders is described in the section entitled “Director Nominations” below.

Meetings of our Board of Directors

In addition to the meetings of its committees, our Board of Directors held six meetings during 2006. All directors attended every meeting of the Board of Directors and every committee meeting for the committees on which they served during our 2005-2006 Board service year. In accordance with applicable NASDAQ rules, the independent members of our Board of Directors met without management present four times during 2006. We do not have a formal policy regarding directors’ attendance at annual stockholders meetings. Although our Board of Directors encourages all members of our Board of Directors to attend such meetings, their attendance is not mandatory. Six members of our Board of Directors attended the 2006 annual meeting of stockholders.

Non-Employee Director Compensation

Description of Non-Employee Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing our management. Recent developments in corporate governance and financial reporting have resulted in an increased demand for highly qualified and productive public company directors.

The many responsibilities and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors’ workloads and opportunity costs. Our non-employee directors are compensated based upon their levels of participation and responsibilities with respect to our Board of Directors, including service on committees of our Board of Directors. Non-employee directors receive a combination of annual cash retainers and stock option grants in amounts that correlate to the responsibilities of each director in his or her service to United Therapeutics. In addition to this compensation, members of our Board of Directors are also eligible for reimbursement of expenses incurred in connection with attendance at Board of Directors and committee meetings and related activities, in accordance with our policy. Our two employee directors, Dr. Rothblatt and Dr. Jeffs, receive no additional compensation for their service as directors.

The following table describes our compensation practices for non-employee directors during 2006. This compensation arrangement was approved by our Board of Directors in April 2005 and will remain in effect for 2007:

Non-Employee Director Compensation

		Stock Option Awards(3)
	Annual Cash	Initial (#)	Annual (#)
Board Membership	$25,000	20,000	15,000
Lead Director(1)	$25,000	—	—
Committee Chairmanship(2):
Audit Committee	$20,000	—	—
Compensation Committee	$15,000	—	—
Nominating and Governance Committee	$10,000	—	—
Committee Membership(2):
Audit Committee	$10,000	—	—
Compensation Committee	$7,500	—	—
Nominating and Governance Committee	$5,000	—	—

(1)          Compensation for service as Lead Director is paid in addition to amounts for Board membership and for any committee chairmanship or membership.

(2)          Committee chairmen receive the compensation indicated for committee chairmanship in lieu of the compensation for committee membership. Compensation for committee chairmanship and committee membership is paid in addition to amounts for Board membership.

(3)          Awards are granted once per year on the date of the annual meeting of stockholders.

Our non-employee directors receive stock option grants under our Amended and Restated Equity Incentive Plan. Non-employee directors’ initial and annual stock option awards are granted with an exercise price equal to the closing price of our common stock as reported on the NASDAQ Stock Market on the date of our annual meeting of stockholders. These stock options will fully vest only if the director attends at least 75% of the meetings of our Board of Directors and his or her Board of Directors committee meetings from the time of grant until the next annual meeting of stockholders. During 2006, we granted options to purchase 90,000 shares to our current non-employee directors, with an exercise price of $55.40 per share.

Directors may also be compensated for special assignments delegated by our Board of Directors. No such compensation was paid during 2006.

The following table lists the 2006 compensation earned by each non-employee director:

Non-Employee Director Compensation in Fiscal Year 2006

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)		Total ($)
Christopher Causey	$50,000	$302,145	(3)	$352,145
Raymond Dwek	30,000	302,145	(4)	332,145
Paul Gray	52,500	302,145	(5)	354,645
Raymond Kurzweil	25,000	302,145	(6)	327,145
Christopher Patusky	70,000	302,145	(7)	372,145
Louis Sullivan	37,500	302,145	(8)	339,645
Total	$265,000	$1,812,870		$2,077,870

(1)          Includes annual cash retainer and fees for serving on our Board of Directors and committees of our Board of Directors (and, in the case of Christopher Patusky, for serving as Lead Director).

(2)          Includes annual stock option grants for all members of our Board of Directors. Represents the amount of compensation cost recognized by us in fiscal 2006 related to stock option awards granted in fiscal 2006 and prior years, in accordance with SFAS No. 123R. For a discussion of valuation assumptions see Note 6, Stockholder Equity to our 2006 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)          The grant date fair value, pursuant to SFAS No. 123R, of the stock option awards issued to Mr. Causey in fiscal 2006 was $302,145. As of December 31, 2006, Mr. Causey had 31,750 options outstanding, of which 16,750 were exercisable.

(4)          The grant date fair value, pursuant to SFAS No. 123R, of the stock option awards issued to Prof. Dwek in fiscal 2006 was $302,145. As of December 31, 2006, Prof. Dwek had 73,439 options outstanding, of which 58,439 were exercisable.

(5)          The grant date fair value, pursuant to SFAS No. 123R, of the stock option awards issued to Mr. Gray in fiscal 2006 was $302,145. As of December 31, 2006, Mr. Gray had 40,000 options outstanding, of which 25,000 were exercisable.

(6)          The grant date fair value, pursuant to SFAS No. 123R, of the stock option awards issued to Mr. Kurzweil in fiscal 2006 was $302,145. As of December 31, 2006, Mr. Kurzweil had 40,077 options outstanding, of which 25,077 were exercisable.

(7)          The grant date fair value, pursuant to SFAS No. 123R, of the stock option awards issued to Prof. Patusky in fiscal 2006 was $302,145. As of December 31, 2006, Prof. Patusky had 63,333 options outstanding, of which 48,333 were exercisable.

(8)          The grant date fair value, pursuant to SFAS No. 123R, of the stock option awards issued to Dr. Sullivan in fiscal 2006 was $302,145. As of December 31, 2006, Dr. Sullivan had 65,854 options outstanding, of which 50,854 were exercisable.

Stockholder Communication with Directors

We do not have a process by which stockholders may send communications directly to our Board of Directors. Instead, stockholders are encouraged to address any communications with directors to our Secretary by overnight mail, acceptance signature required, at United Therapeutics Corporation, Attention: Secretary, 1110 Spring Street, Silver Spring, Maryland 20910. The Secretary will process and direct the communication to the appropriate director, officer or employee for response. Stockholders will receive a written acknowledgement from the Secretary upon receipt of such written communication. Stockholders have the option of reporting concerns anonymously and confidentially.

Beneficial Ownership of Common Stock

The following table sets forth certain information as of March 31, 2007 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who we know beneficially owns more than 5% of the outstanding shares of our common stock, each director and nominee, each of our Named Executive Officers (which, for 2006, included our Chief Executive Officer, our current Chief Financial Officer, our former Chief Financial Officer, who resigned this position in 2006, our President and Chief Operating Officer and our Executive Vice President, Strategic Planning and General Counsel) and all of our directors and executive officers as a group. Unless otherwise noted, the address of each person listed below is our address.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares(2)
Janus Capital Management, LLC(3)	2,561,753	12.4%
151 Detroit Street
Denver, Colorado 80206
Fred Alger Management, Inc.(3)(4)	1,700,000	8.2%
111 Fifth Avenue
New York, New York 10003
Delaware Management Holding(3)	1,691,930	8.2%
2005 Market Street
Philadelphia, Pennsylvania, 19103
Ziff Asset Management, L.P.(3)(5)	1,550,815	7.5%
283 Greenwich Avenue
Greenwich, Connecticut 06830
GLG Partners LP(3)(6)	1,545,497	7.5%
1 Curzon Street
London, W1J 5HB, England
Morgan Stanley(3)(7)	1,514,864	7.3%
1585 Broadway
New York, New York 10036
Martine Rothblatt(8)	1,516,112	6.6%
Kingdon Capital Management(3)(9)	1,234,400	6.0%
157 West 57th Street, 50th Floor
New York, New York 10019
Deutsche Bank AG(3)	1,126,507	5.4%
Taunusanlage 12 D-60325
Frankfurt, AM Main Germany I8
Shumway Capital Partners LLC(3)	1,087,228	5.2%
One Fawcett Place
Greenwich, Connecticut 06830
Roger Jeffs(10)	298,647	1.3%
Fred Hadeed(11)	201,002	*
Paul Mahon, J.D.(12)	158,232	*
Raymond Dwek, F.R.S.(13)	58,439	*
Christopher Patusky, J.D.(14)	52,183	*
Louis Sullivan, M.D.(15)	50,854	*
John Ferrari(16)	25,869	*
R. Paul Gray(17)	25,000	*
Raymond Kurzweil(18)	20,500	*
Christopher Causey(19)	18,250	*
All directors and executive officers as a group (11 persons)(20)	2,425,088	10.6%

              *    Less than one percent.

        (1)    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes ownership of those shares over which the person has sole or shared voting or investment power. Beneficial ownership also includes ownership of shares of stock subject to rights, options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days after March 31, 2007. Except where indicated otherwise, and subject to community property laws where applicable, to our knowledge, the persons listed in the table above have sole voting and investment power with respect to their shares of common stock.

        (2)    Ownership percentage is based on 22,937,828 shares of common stock outstanding on March 31, 2007, plus, as to the holder thereof and no other person, the number of shares (if any) that the person has the right to acquire as of March 31, 2007, or within 60 days after March 31, 2007, through the exercise of stock options or other similar rights.

        (3)    Beneficial ownership information obtained from a Schedule 13G, or amendment thereto, filed by the named beneficial holder between January 2007 and April 2007. This information is as of the Schedule 13G filing date.

        (4)    The Schedule 13G was filed on behalf of Fred Alger Management Inc., Alger Associates, Incorporated, Fred Alger & Company and Fred M. Alger III. The address of principal business office for each of these Reporting Persons is 111 Fifth Avenue, 2nd Floor, New York, New York 10003.

        (5)    The Schedule 13G was filed on behalf of Ziff Asset Management, L.P., PBK Holdings, Inc., Philip B. Korsant and ZBI Equities, L.L.C. The address of principal business office for each of these Reporting Persons is 283 Greenwich Avenue, Greenwich, Connecticut 06830.

        (6)    The Schedule 13G was filed on behalf of GLG Partners, LLC, Noam Gottseman, Pierre Lagrange and Emmanuel Roman. The address of the principal business office for each of these Reporting Persons is 1 Curzon Street, London W1J 5HB, United Kingdom.

        (7)    The Schedule 13G was filed on behalf of Morgan Stanley and Morgan Stanley & Co. International Limited. The address of principal business office for Morgan Stanley is 1585 Broadway, New York, New York 10036 and 25 Cabot Square, Canary Wharf, London E14 4QA, England for Morgan Stanley & Co.

        (8)    Includes 85,681 shares and 1,468 currently exercisable options to purchase shares held by Dr. Rothblatt’s spouse. Dr. Rothblatt disclaims beneficial ownership of all shares and options held by her spouse. Also includes 200,133 shares held in margin accounts, of which 68,531 are subject to a pledge agreement.

        (9)    The Schedule 13G was filed on behalf of Kingdon Capital Management, LLC and Mark Kingdon. The address of principal business office for each of these Reporting Persons is 152 West 57th Street, 50th Floor, New York, New York 10019.

   (10)    Includes currently exercisable options to purchase 286,174 shares. Also includes 11,315 shares held in a margin account, of which 7,815 are subject to a pledge agreement.

   (11)    Includes currently exercisable options to purchase 200,002 shares.

   (12)    Includes currently exercisable options to purchase 145,232 shares. Also includes13,000 shares held in a margin account, of which 12,000 are subject to a pledge agreement.

   (13)    Includes currently exercisable options to purchase 25,869 shares.

   (14)    Includes currently exercisable options to purchase 58,439 shares. Also includes 3,850 shares held in a margin account.

   (15)    Includes currently exercisable options to purchase 48,333 shares.

   (16)    Includes currently exercisable options to purchase 50,854 shares.

   (17)    Includes currently exercisable options to purchase 25,000 shares.

   (18)    Includes currently exercisable options to purchase 20,500 shares.

   (19)    Includes currently exercisable options to purchase 16,750 shares. Also includes 1,800 shares held in a margin account.

   (20)    Includes currently exercisable options to purchase 2,193,069 shares.

Compensation Committee Report

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Compensation Committee
Christopher Causey (Chair)
R. Paul Gray
Louis Sullivan

Compensation Discussion and Analysis

Our compensation philosophy is to create appropriate incentives for our executive officers to both achieve desirable goals for our company and to remain as executive officers for the benefit of our company.

Our Named Executive Officers, a group comprised of our Chief Executive Officer, our Chief Financial Officer, and the three other most highly compensated executive officers in 2006, are the following five individuals:

Martine Rothblatt, Ph.D.	Chief Executive Officer
Roger Jeffs, Ph.D.	President and Chief Operating Officer
Fred Hadeed	Former Executive Vice President, Business Development and Former Chief Financial Officer
Paul Mahon, J.D.	Executive Vice President, Strategic Planning and General Counsel
John Ferrari	Chief Financial Officer and Treasurer

This Compensation Discussion and Analysis will disclose material information about our compensation objectives and policies for our Named Executive Officers, including executive pay decisions and processes, compensation guiding principles and all elements of our executive compensation program.

Executive Pay Decisions and Process

Role of the Compensation Committee

The Compensation Committee of our Board of Directors (the “Compensation Committee” or “Committee”) oversees our compensation plans and policies, annually reviews and approves all decisions concerning compensation for our Named Executive Officers and administers our stock option plans, including reviewing and approving stock option grants to our Named Executive Officers and employees. The Compensation Committee’s Charter, which is periodically reviewed and revised by our Compensation Committee and our Board of Directors, outlines the Committee’s specific responsibilities. The Charter for the Compensation Committee may be accessed electronically in the “Corporate Governance” section of the “About” page of our website located at http://www.unither.com.

Use and Role of Outside Advisors

The Compensation Committee has the authority to engage the services of outside advisers, experts and others for assistance in determining the compensation of our Named Executive Officers. In accordance with this authority, the Committee directly engages Compensia, Inc. as its independent compensation consultant to advise on compensation practices and policies. Compensia does not advise our management or perform other services for our company. For 2006, Compensia performed the following tasks for us:

•       Reviewed the Compensation Committee Chairman’s and Chief Executive Officer’s executive compensation recommendations;

•       Prepared tally sheets for our Named Executive Officers;

•       Advised the Compensation Committee on implementation of the Supplemental Executive Retirement Plan;

•       Assisted with the preparation of this Compensation Discussion and Analysis;

•       Assisted in development of John Ferrari’s compensation package upon promotion to Chief Financial Officer;

•       Assisted in development of Fred Hadeed’s severance package upon retirement;

•       Reviewed and assembled peer groups of companies for benchmarking of executive compensation; and

•       Conducted quarterly financial performance analysis.

Meetings of the Compensation Committee

At a minimum, the Compensation Committee meets three times each year. The Compensation Committee meets twice to determine the cash and equity incentive bonus compensation for our Named Executive Officers, which is awarded bi-annually. For 2006, the Committee met at the end of 2005 to determine base salaries and maximum cash and equity incentive bonus targets for our Named Executive Officers. The Committee acts by unanimous consent resolution between meetings.

Role of Our Chief Executive Officer in Compensation Decisions

Our Chief Executive Officer, Dr. Rothblatt, is not involved in making determinations about her own compensation, but her recommendations are considered regarding the proposed compensation of our other Named Executive Officers. The ultimate decision regarding all executive compensation rests with the Committee.

Compensation Guiding Principles

Executive Compensation Philosophy

Our executive compensation program is designed to achieve four primary objectives: (i) attract and retain executive officers capable of leading United Therapeutics to the ultimate fulfillment of our business objectives; (ii) offer competitive compensation opportunities that reward individual contributions and corporate performance; (iii) align the interests of executive officers and stockholders through long-term equity compensation; and (iv) ensure that total compensation is commensurate with the performance and value created for stockholders. In furtherance of this last objective, the Compensation Committee believes that substantial portions of total potential compensation for our Named Executive Officers should be “at risk”, or dependent on our achieving pre-determined goals.

In addition to the objectives described above, on January 4, 2006, our Board of Directors ratified a proposal developed by the Compensation Committee to establish five overarching principles intended to embody our highest strategic priorities and that could be adapted for use in compensation determinations starting in 2006. We call these five principles our Five Strategic Objectives. We believe these objectives are critical to promoting stockholder value in a relatively small and rapidly growing company.

Five Strategic Objectives

•       Achieve annual growth in the top quintile of our peer group

•       Communicate accurately and effectively our clinical information to prescribers

•       Develop and manufacture the best possible medicines from our intellectual property platforms

•       Conduct the most insightful, clinically meaningful trials

•       Operate with the highest ethical standards

Our Five Strategic Objectives were distilled from ten strategic objectives, or “milestones”, that were used as the basis for compensation decisions prior to 2006. The Compensation Committee believed that condensing the previous ten objectives to five would make it easier for the Committee to apply the objectives in making compensation decisions and also give our employees a clearer strategic focus. The Five Strategic Objectives are used to guide the determinations of the Compensation Committee in two ways. First, the Compensation Committee uses the Five Strategic Objectives to establish the five performance metrics that, in turn, are used to determine the level of payout under the cash-based incentive bonus program known as our Company-wide Milestone Incentive Bonus Program. These performance metrics are meant to challenge our Named Executive Officers; therefore, they are difficult to meet. For 2006, 60% of these metrics were achieved. This program is described in detail in the section entitled “Milestone Bonus Compensation” below. Second, the Committee looks generally to the Five Strategic Objectives when it is called upon to make more subjective determinations regarding equity incentive bonus compensation for our Named Executive Officers other than our Chief Executive Officer, Dr. Rothblatt. Equity incentive bonus compensation for Dr. Rothblatt is determined at the end of each calendar year in accordance with a formula set forth in her employment agreement, as amended, based on the average closing bid price of our stock for the month of December.

Benchmarking of Compensation and Other Factors Affecting Compensation Decisions

As one factor in its compensation decisions, the Compensation Committee benchmarks the compensation practices of two peer groups in order to assess the competitiveness of proposed base salaries, annual maximum cash incentive bonus targets and annual maximum equity incentive bonus targets for our Named Executive Officers. The first peer group (the “Similarly Situated Peer Group”) includes biopharmaceutical and biotech companies that are labor market competitors for executive talent and/or are in a similar range with respect to several metrics, principally market capitalization, revenues, and number of employees. For 2006, the Similarly Situated Peer Group was comprised of the following companies:

•       Charles River Laboratories, Inc.

•       Encysive Pharmaceuticals Inc.

•       Integra LifeSciences Holdings Corporation

•       King Pharmaceuticals, Inc.

•       Ligand Pharmaceuticals, Inc.

•       Martek Biosciences Corporation

•       Medicis Pharmaceutical Corporation

•       Millennium Pharmaceuticals, Inc.

•       Nabi Biopharmaceuticals

•       Neurocrine Biosciences, Inc.

•       Pharmion Corporation

•       PDL Biopharma, Inc.

•       QLT Inc. (USA)

•       Techne Corporation

•       Valeant Pharmaceuticals International

•       Vertex Pharmaceuticals Incorporated

•       ZymoGenetics, Inc.

The second peer group (the “High Performing Peer Group”) includes biopharmaceutical and biotech companies deemed to be industry leaders as measured by financial performance, stockholder value creation and drug development and commercialization, and which compete with us for management talent. For 2006, the High Performing Peer Group was comprised of the following companies:

•       Allergan, Inc.

•       Amgen, Inc.

•       Barr Pharmaceuticals, Inc.

•       Biogen Idec Inc.

•       Celgene Corporation

•       Forest Laboratories, Inc.

•       Genentech, Inc.

•       Genzyme Corporation

•       Gilead Sciences, Inc.

•       ImClone Systems Incorporated

•       Invitrogen Corporation

•       MedImmune, Inc.

•       Sepracor Inc.

With the assistance of Compensia, the Committee reviews the executive pay practices of these peer companies as reported in industry surveys, public filings of specific companies and reports from compensation consulting firms. The Committee compares its proposed base salaries and annual maximum Milestone Bonus and equity incentive bonus targets for our Named Executive Officers with those of both peer groups. For 2006, total direct compensation paid to our Named Executive Officers (i.e., base salary, Milestone Bonus and equity incentive bonus) was generally in the fourth quintile of the Similarly Situated Peer Group and the second quintile of the High-Performing peer group.

The Committee reviews the Similarly Situated and High Performing Peer Groups annually and adjustments are made as necessary to ensure that these groups continue to properly reflect the market in which we compete for talent.

In addition to benchmarking, the Committee also takes into account trends in executive compensation and, on that basis, may make adjustments, up or down, to benchmarked levels. The Committee reviews tally sheets for our Named Executive Officers that outline the value of all elements associated with their compensation so that the Committee has a clear understanding of total compensation when making its final determinations.

Finally, for 2006 compensation decisions, the Committee recognized the fact that we are one of only a small group of consistently profitable biotechnology companies, with twelve consecutive quarters of profitability and four consecutive years of near 40% annual revenue growth

Discussion of the Components of our Executive Compensation Program and
Review of 2006 Executive Compensation Decisions

Summary of 2006 Compensation

Total compensation for 2006 for our Named Executive Officers is outlined in the table entitled “Summary Compensation” below. For more details on compensation coming directly from the exercise of stock options, please see the table entitled “Option Exercises and Stock Vested in Fiscal Year 2006” in the section entitled “Equity Incentive Bonus Compensation” below.

Summary Compensation Table

Name and Principal Position	Year	Base Salary	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation		All Other Compensation(3)	Total
Martine Rothblatt, CEO	2006	$725,000	$—	$—	$300,000	$5,204,200	(4)	$9,500	$6,238,700
Roger Jeffs, President	2006	650,000	—	2,548,100	210,000	3,133,500	(4)	8,500	6,550,100
Paul Mahon, Exec. VP	2006	560,000	—	1,957,500	120,000	2,394,100	(4)	10,100	5,041,700
John Ferrari, CFO(5)	2006	199,400	—	302,600	50,000	581,300	(6)	4,700	1,138,000
Fred Hadeed, CFO(7)	2006	588,300	—	5,808,900	75,000	—		1,476,400	7,948,600

(1)                Represents the amount of compensation cost recognized by us in fiscal 2006 related to stock option awards granted in fiscal 2006 and prior years, in accordance with SFAS No. 123R. For a discussion of valuation assumptions see Note 6 to our 2006 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. In accordance with the terms of her employment agreement, as amended, Dr. Rothblatt is eligible to receive an annual award of stock options to purchase the number of shares of common stock that is equal to one-eighteenth of one percent of the increase in our market capitalization from its average in December of each year based on the average closing bid price of our stock for the month of December. Prior to grant, the Compensation Committee may reduce the number of stock options determined by this contractual formula. For 2006, Dr. Rothblatt received no options.

(2)                The Milestone Bonus for performance for 2006 was paid in two parts. The first payment was made in September of 2006 (for the period beginning on January 1, 2006, and ending on June 30, 2006), and the second payment was made in March of 2007 (for the period beginning on July 1, 2006, and ending on December 31, 2006). This column reflects payments for both periods.

(3)                The amounts reported in this column represent the value of the percentage of personal use by Named Executive Officers that can be attributed to lease payments made on vehicles leased by us, travel for family members to our functions, and our “matching contributions” under our 401(k) Plan equal to 20% of each participant’s qualifying salary contributions.

(4)                These executive officers entered our Supplemental Executive Retirement Plan (SERP) at its inception and no benefits accrued for their service period prior to entering the plan. The present value of accumulated benefits calculation includes non-service related benefits, that is, it assumes continued service until participants reach age 60. The value in this column is based on accumulated benefits projected at age 60 based on earnings at December 31, 2006, without reflecting the age 62 Social Security offset. A discount rate of 5.70% is used and assumes no pre-retirement death, disability or termination.

(5)                Mr. Ferrari became a Named Executive Officer on August 10, 2006.

(6)                Mr. Ferrari entered the SERP after its inception. The present value of accumulated benefits is based on the portion of the projected benefits at age 60 attributed to pay and service from the commencement of employment through December 31, 2006. A discount rate of 5.70% is used and assumes no pre-retirement death, disability or termination.

(7)                Mr. Hadeed resigned during 2006 and received a severance payment pursuant to his employment contract of approximately $1.46 million, which is noted in the column entitled “All Other Compensation”. Mr. Hadeed was also paid a base salary of $588,300 and a cash bonus of $75,000 for his employment during 2006 prior to his resignation.

Base Salary

Base salary is the primary fixed element of the compensation packages for our Named Executive Officers. The Committee reviews and establishes base salary amounts for our Named Executive Officers each year taking into consideration the following three factors: (i) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments; (ii) our overall performance, financial condition and prospects; and (iii) the annual compensation received by comparable positions at our peers based on the benchmarking surveys described above.

In December 2005, the Compensation Committee approved an average increase for 2006 of 6.9% over 2005 base salaries for our Named Executive Officers.

Milestone Bonus Compensation

Our Company-wide Milestone Incentive Bonus Program for our Named Executive Officers is based on our Five Strategic Objectives. This program, administered by the Compensation Committee, establishes qualitative or quantitative metrics, as appropriate, for each of our Company-wide Milestones, which include partial credit opportunities. Payment of cash incentive bonuses (“Milestone Bonuses”) under the Company-wide Milestone Incentive Bonus Program to our Named Executive Officers is subject to the achievement of these milestones, which we believe will provide the foundation for creating longer-term stockholder value.

Each year, the Committee establishes maximum targets for the Milestone Bonus program for our Named Executive Officers taking into consideration the same factors as they do when determining base salary. Thereafter, twice yearly, the Compensation Committee reviews our achievement of these Company-wide Milestones and determines each Named Executive Officer’s Milestone Bonus award accordingly. For 2006, the Committee made determinations of Milestone Bonus awards on two occasions: in June 2006, for payment in September 2006, and in February 2007, for payment in March 2007.

For the first half of 2006, our Company-wide Milestone Incentive Bonus Program milestones were as follows:

First Half 2006 Milestones

Milestone	Percentage of Target Award
Milestone 1—Earnings per share growth in the top quintile of our peer group.	Up to 25%
Milestone 2—Ethical conduct.	Up to 15%
Milestone 3—Communication of our clinical and scientific information and market share.	Up to 20%
Milestone 4—Product manufacturing and intellectual property development.	Up to 20%
Milestone 5—Clinical trials.	Up to 20%

With respect to our performance as compared to these milestone target criteria, the Compensation Committee, after consultation with our Chief Executive Officer, determined that the 2006 mid-year Milestone Bonus award should be paid out at 60% of 50% of the total 2006 Milestone Bonus target. For more details on payments made pursuant to our Milestone Bonus award plan, please see the table entitled “Summary Compensation” located in the section entitled “Summary of 2006 Compensation” above.

Effective July 1, 2006, the Compensation Committee revised Milestone 1 to replace “earnings per share growth in the top quintile of the company’s peer group” with “operating cash flow (OCF) per share growth in the top quintile of the company’s peer group”. This change was made to eliminate the impact of financial accounting treatment of stock option expense and tax benefit expense, which accounting deductions rendered this metric less incentivizing to employees as the accounting impact of stock options and income taxes are not within their control. Since OCF is comparable to cash profits, the Committee determined that an OCF growth metric would be more straightforward and create clearer incentives for employees. In addition, on December 28, 2006, the Compensation Committee approved a further modification to Milestone 1 in order to provide a measurement for the determination of achieving OCF per share growth in the top quintile of performance relative to our peers: “Operating cash flow (OCF) per share growth in the top quintile of the company’s peer group, as measured by a 40% growth in OCF per share for the same quarter in sequential years and 10% growth in OCF per share for sequential quarters.” This revision was made due to an interpretation of SFAS No. 123R, “Share-Based Payments”, which made it desirable, for financial accounting purposes, to include a measure of expected growth in incentive program milestones that are specifically tied to measures internal to United Therapeutics where such programs include the issuance of equities like stock options. As so revised, our Company-wide Milestone Incentive Bonus Program milestones for the second half of 2006 and for all subsequent bonus payments are outlined in the following table:

Second Half 2006 and 2007 Milestones

Milestone	Percentage of Target Award

Milestone 1—Operating cash flow (OCF) per share growth in the top quintile of the company’s peer group, as measured by a 40% growth in OCF/share for the same quarter in sequential years and 10% growth in OCF/share for sequential quarters.

Up to 25%
Milestone 2—Ethical conduct.	Up to 15%
Milestone 3—Communication of our clinical and scientific information and market share.	Up to 20%
Milestone 4—Product manufacturing and intellectual property development.	Up to 20%
Milestone 5—Clinical trials	Up to 20%

With respect to our performance as compared to these milestone target criteria, the Compensation Committee, after consultation with our Chief Executive Officer, determined that the 2006 year-end Milestone Bonus award should be paid out at 60% of 50% of the total 2006 Milestone Bonus opportunity. For more details on payments made pursuant to our Milestone Bonus award plan, please see the table entitled “Summary Compensation” located in the section entitled “Summary of 2006 Compensation” above.

Equity Incentive Bonus Compensation

Our stock option grant practices are designed to reflect an appropriate balance between stockholders’ dilution concerns and the need to remain competitive by recruiting and retaining high-performing executive officers. Our Named Executive Officers are provided with a substantial economic interest in the long-term appreciation of our common stock through the grant of stock options. Stock options provide value only if the stock price increases (which benefits all stockholders), and only if each of our Named Executive Officers remains with us until his or her stock options vest. Accordingly, the Compensation Committee believes that stock options are an effective means of attracting and retaining Named Executive Officers, encouraging Named Executive Officer ownership, linking pay with performance and aligning the interests of our Named Executive Officers and stockholders.

In accordance with the terms of her employment agreement, as amended, our Chief Executive Officer, Dr. Rothblatt, is eligible to receive an annual award of stock options under our Amended and Restated Equity Incentive Plan to purchase the number of shares of common stock that is equal to one-eighteenth of one percent of the increase in our market capitalization each year based on the average closing bid price of our stock for the month of December. Prior to grant, the Compensation Committee may reduce the number of stock options determined by this contractual formula. These options are granted at the end of each year and are fully exercisable on the date of grant.

Twice each year, on the same schedule as Milestone Bonus payouts, our Named Executive Officers other than Dr. Rothblatt are awarded stock option grants under our Amended and Restated Equity Incentive Plan up to a predetermined maximum target number. This maximum target number is established each year by the Compensation Committee taking into consideration the factors listed under the section entitled “Compensation Guiding Principles” above. The Committee subsequently determines the number of stock options to be awarded to our Named Executive Officers other than Dr. Rothblatt by taking into consideration the following two factors: (i) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments; and (ii) United Therapeutics’ overall performance, financial condition and prospects. Our standard practice is to grant stock options to our Named Executive Officers, other than Dr. Rothblatt, that vest over a three-year period.

For 2006, the Compensation Committee approved the following equity incentive bonus awards for our Named Executive Officers: Martine Rothblatt, none; Roger Jeffs, 140,000; Fred Hadeed, 50,000; Paul Mahon, 100,000; and John Ferrari, 18,313. For 2006, Dr. Rothblatt received no options, in accordance with the terms of her employment agreement.

Option/Equity Awards—Grant Timing Policy

Prior to 2006, stock options were granted to our Named Executive Officers other than our Chief Executive Officer on a twice-yearly basis in June and December. Beginning in 2006, the grant dates were changed to March 15th and September 15th of each year, or the preceding trading day if these dates fall on a day when NASDAQ market is not open. This change in grant dates was made to provide for the pricing of stock option awards so as to follow disclosure of our annual and quarterly financial results, respectively, and so as to avoid broad communication of highly-confidential earnings results within United Therapeutics prior to public announcement. Because of this change, the only stock option grants awarded to our Named Executive Officers other than our Chief Executive Officer during 2006 were those granted on September 15th, for the period from January 1 through June 30, 2006. In 2007, milestone grants were made on March 15th, for the period from July 1 through December 31, 2006, and will be made on September 15th, for the period from January 1 through June 30, 2007. Options for our Chief Executive Officer are awarded in accordance with her employment agreement once each year on December 31st, or the preceding Friday if such date falls on a weekend.

Stock Ownership/Retention Guidelines

We do not have stock ownership guidelines for our Named Executive Officers or members of our Board of Directors.

Additional Information Relating to 2006 Equity Incentive Compensation

The following table sets forth certain additional information regarding grants of plan-based awards to our Named Executive Officers for the fiscal year ended December 31, 2006.

Grants of Plan-Based Awards in Fiscal Year 2006 Table

		Approval	Possible Payouts Under Non-Equity Incentive Plan Awards(1)	Possible Payouts Under Equity Incentive Plan Awards	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair
Name	Grant Date	Date	Target($)(4)	Target(#)	(#)(2)(3)	($/Sh)	Value ($)
Martine Rothblatt	12/31/06	—	$500,000	(4)	—	$—	$—
Roger Jeffs	9/15/06	7/31/06	—	—	87,500	56.92	27.47
	3/15/07	2/20/07	—	—	52,500	55.94	25.82
	—	—	350,000	—	—	—	—
Paul Mahon	9/15/06	7/31/06	—	—	62,500	56.92	27.47
	3/15/07	2/20/07	—	—	37,500	55.94	25.82
	—	—	200,000	—	—	—	—
Fred Hadeed(5)	9/15/06	7/31/06	—	—	50,000	56.92	27.47
	—	—	250,000	—	—	—	—
John Ferrari(6)	8/10/06	7/31/06	—	—	15,000	53.72	26.10
	9/15/06	7/31/06	—	—	18,313	56.92	27.47
	3/15/07	2/20/07	—	—	9,000	55.94	25.82
	—	—	84,000	—	—	—	—

(1)             The amounts in this column reflect the predetermined maximum amount possible of the annual Milestone Bonus for each Named Executive Officer. There are no threshold amounts.

(2)             The amounts in this column reflect equity incentive bonus awards for 2006 granted in September 2006 and March 2007.

(3)             The discretionary stock option grants in this column are made pursuant to two factors: (i) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments; and (ii) our overall performance, financial condition and prospects. The Compensation Committee performs a twice-yearly analysis based on these factors in order to determine stock option awards. Notwithstanding the foregoing, the maximum numbers of options that could have been awarded to our Named Executive Officers, other than Dr. Rothblatt, for 2006 were: Roger Jeffs, 175,000; Paul Mahon, 125,000; and Fred Hadeed, 150,000.

(4)             In accordance with the terms of her employment agreement, as amended, Dr. Rothblatt is eligible to receive an annual award of stock options to purchase the number of shares of common stock that is equal to one-eighteenth of one percent of the increase in our market capitalization from its average in December of each year based on the average closing bid price of our stock for the month of December. Prior to grant, the Compensation Committee may reduce the number of stock options determined by this contractual formula. For 2006, Dr. Rothblatt received no options.

(5)             Mr. Hadeed resigned in December 2006 and no further payouts for 2006 are due.

(6)             Mr. Ferrari became a Named Executive Officer on August 10, 2006, and, accordingly, the values in this table represent a partial year.

The following table sets for the information regarding each unexercised option held by each of our Named Executive Officers as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year End

Name	Number of Securities Underlying Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Martine Rothblatt
11/23/1998	8,152	—	$19.80	11/23/2008
09/29/1999	80,000	—	27.50	09/29/2009
12/15/2000	1,500	—	15.69	12/15/2010
04/16/2001	6,000	—	11.31	04/16/2011
12/14/2001	1,198	—	9.20	12/14/2001
06/14/2002	3,972	—	13.90	06/14/2012
12/31/2002	46,946	—	16.70	12/31/2012
12/31/2003	56,274	—	22.95	12/31/2013
01/20/2005	298,592	—	43.60	01/20/2015
01/20/2005	499,207	—	43.60	06/26/2010
12/30/2005	365,607	—	69.12	12/30/2015
Roger Jeffs
07/16/1999	83,676	—	$16.75	07/16/2009
01/01/2001	14,158	—	14.13	01/01/2011
01/02/2003	57,672	—	17.10	01/02/2013
12/31/2003	13,867	—	22.95	12/31/2013
01/02/2004	—	12,800	23.48	01/02/2014
12/15/2004	66,667	33,333	44.74	12/15/2014
06/29/2005	23,334	46,666	48.78	06/29/2015
12/15/2005	35,000	70,000	71.24	12/15/2015
09/15/2006(2)	—	87,500	56.92	09/15/2016
Paul Mahon
01/01/2000	5,000	—	$46.00	01/01/2010
03/20/2000	3,333	—	57.13	03/20/2010
05/23/2000	100	—	60.94	05/23/2010
10/04/2000	100	—	77.13	10/04/2010
11/28/2000	100	—	47.00	11/28/2010
06/15/2001	8,931	—	13.17	06/15/2011
12/31/2003	23,200	—	22.95	12/31/2013
01/02/2004	19,200	9,600	23.48	01/02/2014
12/15/2004	33,333	16,667	44.74	12/15/2014
01/20/2005	8,334	16,666	43.60	01/20/2015
06/29/2005	8,334	16,666	48.78	06/29/2015
12/15/2005	33,334	66,666	71.24	12/15/2015
09/15/2006(2)	—	62,500	56.92	09/15/2016
Fred Hadeed
01/03/2001	7,664	—	$13.06	01/03/2011
01/02/2003	5,847	—	17.10	01/02/2013
12/31/2003	10,400	—	22.95	12/31/2013
01/02/2004	9,600	—	23.48	01/02/2014
01/21/2005	95,280	—	43.55	01/21/2015
06/29/2005	45,000	—	48.78	06/29/2015
12/15/2005	105,000	—	71.24	12/15/2015
09/15/2006(2)	50,000	—	56.92	09/15/2016
John Ferrari
12/13/2002	2,647	—	$17.44	12/15/2012
06/13/2003	5,639	—	21.86	06/13/2013
12/15/2003	7,920	—	20.51	12/15/2013
06/15/2004	1,027	514	22.70	06/15/2014
12/15/2004	3,245	1,622	44.74	12/15/2014
06/15/2005	2,648	5,296	49.74	06/15/2015
12/15/2005	2,743	5,485	71.24	12/15/2015
08/10/2006	—	15,000	53.72	08/10/2016
09/15/2006(2)(3)	—	18,313	56.92	09/15/2016

(1)                All stock options vest in one-third increments yearly from the date of issue, except for Dr. Rothblatt’s, which vest in full at grant pursuant to her employment agreement.

(2)                Because the date that the stock option incentive bonus grants are made was changed during 2006 from June and December of each year to March and September of each year, the actual stock option awards made to our Named Executive Officers during 2006 represent only those for a six-month period.

(3)                Mr. Ferrari became a Named Executive Officer on August 10, 2006, and, accordingly, the 9/15/2006 grant reflects a partial year.

The following table shows the number of shares acquired upon exercise of stock options by each of our Named Executive Officers during the year ended December 31, 2006.

Stock Option Exercises and Stock Vested in Fiscal Year 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Martine Rothblatt	117,534	$4,514,581	—	—
Roger Jeffs	141,333	5,495,809	—	—
Paul Mahon	85,198	3,633,888	—	—
Fred Hadeed	79,001	2,996,792	—	—
John Ferrari	—	—	—	—

Discussion of the Components of our 2007 Executive Compensation Program and
Review of 2007 Executive Compensation Decisions

Our compensation program for our Named Executive Officers for 2006, as described in the section entitled “Discussion of the Components of our Executive Compensation Program and Review of 2006 Executive Compensation Decisions” above, remains the same for 2007.

In February 2007, the Compensation Committee approved the following 2007 base salary (effective April 1, 2007), maximum Milestone Bonus opportunity and maximum equity incentive bonus opportunity for each of our Named Executive Officers. When making these determinations, the Committee considered all of the factors discussed in the section entitled “Compensation Guiding Principles” above.

Summary 2007 Target Compensation

Executive Officer	2007 Base Salary	% Increase Over 2006 Base Salary	Maximum 2007 Milestone Bonus Target	% Increase over 2006 Milestone Bonus Target	Maximum 2007 Equity Incentive Bonus Target(1)	% Increase over 2006 Equity Incentive Bonus Target
Martine Rothblatt	$755,000	4%	$600,000	20%	(2)	(2)
Roger Jeffs	$675,000	4%	$420,000	20%	175,000	0%
Paul Mahon	$585,000	4.5%	$250,000	20%	125,000	0%
John Ferrari	$320,000	(3)	$140,000	(3)	75,000	(3)

(1)          All target grants of stock options to our Named Executive Officers are the same as 2006.

(2)          Stock option incentive bonus grants for Dr. Rothblatt, if any, are determined at the end of each calendar year in accordance with a formula set forth in her employment agreement, as amended, based on the average closing bid price of our stock for the month of December.

(3)          Mr. Ferrari became a Named Executive Officer at the end of 2006, thus percentage increases will be calculated for his 2007 – 2008 salary and incentive bonus targets.

By increasing the annual Milestone Bonus targets for our Named Executive Officers by 20%, accompanied by a modest increase in base salary, the Compensation Committee reemphasized its pay for performance guiding principle in which substantial portions of total compensation are placed “at risk” if pre-determined goals are not achieved.

Benefits and Perquisites

As discussed more fully in the section entitled “Severance and Change in Control Arrangements with Named Executive Officers” below, we provide a supplemental retirement/retention arrangement for executive officers and certain other employees, which became effective on July 1, 2006. We do not provide post-retirement health coverage for our Named Executive Officers or employees, with the exception of Dr. Rothblatt who is entitled to receive three years of continued benefits in accordance with her employment agreement. The benefits offered to our Named Executive Officers are substantially the same as those offered to all of our employees. We provide medical and other benefits to executives that are generally available to other full-time employees, including a 401(k) Plan. All employees are permitted to contribute up to the maximum percentage allowable under applicable law (i.e., $15,000 in 2006 or $20,000 for eligible participants that are 50 or older). All amounts deferred by a participant under the 401(k) Plan’s salary reduction feature vest immediately in the participant’s account. We make matching contributions equal to 20% of the participant’s contributions for employees who have completed six months of employment, with such matching contributions vesting 33 1/3 % per year based on years of service, not the amount of time an employee has participated in the Plan. Therefore, once an employee completes three years of service, his or her account is fully vested and any future matching funds will vest immediately. Our Named Executive Officers also participate in our vehicle leasing program, which includes the cost of insurance and maintenance on such vehicle, or they are entitled to receive a monthly car allowance of $600. We do not have a non-qualified deferred compensation plan. For full details on all benefits and perquisites received by our Named Executive Officers, see the table entitled “Summary Compensation” located in the section entitled “Summary of 2006 Compensation” above.

Severance and Change in Control Arrangements for Named Executive Officers

The amount and type of compensation payable to each Named Executive Officer upon termination of employment under various circumstances are described below. There are three general categories of termination:

•       Termination for cause, including termination upon the executive’s death or disability;

•       Termination without cause, including a change in control or diminution of executive’s authority; and

•       An executive’s retirement.

We created our severance and change in control arrangements in order to promote the loyalty and productivity of our Named Executive Officers, and, in the face of an actual or rumored change in control of the company, to encourage retention. In addition, for our Named Executive Officers, the program is intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the company without undue concern about whether the transaction may jeopardize their employment. We want our executives to be free to think creatively and promote the best interests of United Therapeutics without worrying about the impact of those decisions on their employment.

Our Chief Executive Officer, Dr. Rothblatt, has a different arrangement under her employment agreement for change in control payments, as compared to our other Named Executive Officers. Severance payments under these employment agreements and the Supplemental Executive Retirement Plan are outlined below and in the tables entitled “Pension Benefits” and “Potential Payments Upon Termination or Change in Control” below.

Severance and Change in Control Payments to the Chief Executive Officer

If Dr. Rothblatt’s employment is terminated due to her death or disability, we will continue to pay her current base salary to her or her estate through the end of the calendar year following such death or disability, offset, in the case of disability, by any payments she receives under our short-term and long-term disability insurance programs.

If Dr. Rothblatt’s employment is terminated by us other than for cause, or if Dr. Rothblatt terminates her employment for good reason, as these terms are defined in her employment agreement, including circumstances involving a change in control of United Therapeutics (collectively, a “Termination Event”), she will be entitled to a lump sum cash payment equal to the sum of:

•       Her current base salary plus any bonus and incentive payments, which have been earned through the date of termination;

•       The greater of her bonus and incentive payments for the prior year or the average of such payments for the prior two years, on a prorated basis for the year of termination;

•       Three times the sum of her highest annual base salary for the preceding 12 months and the greater of her previous year’s bonus and incentive payment or the average of those payments for the previous two years; and

•       The difference between the fair market price and the exercise price of any non-vested options held by Dr. Rothblatt.

Upon a Termination Event, pursuant to her employment agreement, in addition to the benefits Dr. Rothblatt is entitled to receive under any retirement plan in which she is participating on the date of termination, Dr. Rothblatt is also entitled to receive a cash payment at her attainment of age 65 of an amount equal to the actuarial equivalent of the retirement pension, if any, she would have been entitled to receive under the terms of the retirement plan in which she was participating at the time of her termination, without regard to any vesting requirements under the plan, had she received three additional years of service following the date of termination at a rate of salary equal to her base salary in effect at the termination date. Assuming a termination event occurred at December 31, 2006, Dr. Rothblatt would not be entitled to any additional years of service under the Supplemental Executive Retirement Plan pursuant to this provision. We are also required to maintain in full force and effect, in substantially all material respects, all employee benefit plans, programs and arrangements in which Dr. Rothblatt was entitled to participate immediately prior to the date of termination for the longer of 36 months after the termination date or the date upon which she receives comparable benefits from a new employer, or to provide substantially similar benefits if her participation in such plans or programs is barred. In addition, upon a termination event, Dr. Rothblatt will receive title to the car she is leasing at that time and outplacement services for at least 12 months after the event.

The agreement also provides for a tax gross-up payment to the extent any payments made upon termination of Dr. Rothblatt’s employment are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor code provision. During the period in which Dr. Rothblatt receives any payments pursuant to her employment agreement and for five years thereafter, the agreement prohibits Dr. Rothblatt from engaging in activities in competition with us.

Severance and Change in Control Payments to Named Executive Officers Other than the Chief Executive Officer

The termination of Named Executive Officers other than the Chief Executive Officer by us, other than for cause, as such term is defined in their employment agreements, or as a result of a change in control of United Therapeutics, or because their authority and responsibilities are materially diminished without cause, entitles such Named Executive Officers to a lump sum payment of the greater of the amount they would have been entitled to receive in base salary through the remaining term of their employment agreement or an amount equal to two years of his or her then-current salary, and the immediate vesting of any unvested options.

Senior Advisor Status

All Named Executive Officers have the option to resign as officers of United Therapeutics for any reason other than a reason constituting cause in order to take a position with us as Senior Advisor. Named Executive Officers who elect to become Senior Advisors are entitled to receive termination compensation as described above and to continue to be employed on a full-time basis as a Senior Advisor for up to fifteen years from the date of their resignation. They may continue in this position for so long as they are willing and able to provide advisory services, with compensation of $50,000 per year for each year of service without increase, bonus or other adjustment.

Supplemental Executive Retirement Plan

In March 2006, the Compensation Committee approved a supplemental retirement/retention program for select executives to enhance the long-term retention of individuals that have been and will continue to be vital to our success. This program resulted from discussions between the Compensation Committee and our Chairman and Chief Executive Officer regarding the retention of key executives. Both the Committee and our Chairman and Chief Executive Officer realize that it is common for executives to hold positions for multiple employers during the course of their careers. Given this trend, the relative youth of the management team, and their integral role in our success, the Committee was concerned that key talent may be pursued by competitors. It was the Committee’s view that the long-term interests of stockholders are best served if the current management team is retained. As a consequence, our Chairman and Chief Executive Officer was directed to consider multiple strategies, both compensation and non-compensation related, to meet this retention objective.

The United Therapeutics Corporation Supplemental Executive Retirement Plan (the “SERP”) became effective April 1, 2006. Under the terms of this arrangement, participants must remain in the employ of United Therapeutics or one of our affiliates until age 60 to receive a benefit. If a participant terminates employment with us for any reason prior to age of 60, no benefit will be earned. The benefit is capped at a maximum of 15 years of service and will be reduced by the portion of social security benefits we contributed. Upon a change-in-control before a participant reaches age 60, he/she will immediately vest in and receive a prorated benefit based on years of service to date. The Compensation Committee expects the number of participants to remain small during the life of this program.

The SERP is administered by the Compensation Committee. Only a member of a “select group of management or highly compensated employees” within the meaning of ERISA Section 201(2) may be eligible to participate in the SERP. Currently, our Named Executive Officers and two other officers have been designated to participate in the SERP. Each of these participants is eligible, upon retirement after the age of 60, to receive monthly payments equal to the monthly average of the total gross base salary received by the participant over his or her last 36 months of active employment (the “Final Average Compensation”), reduced by the participant’s Social Security benefit (determined as provided under the SERP), for the remainder of the participant’s life (the aggregate amount of such payments, the “Normal

Retirement Benefit”), commencing on the first day of the sixth month after retirement. By age 60, all of the current participants except Mr. Ferrari will have had 15 years of service if they remain employed by us. In the event of termination of employment due to disability prior to the age of 60 or death prior to retirement, a participant or the participant’s beneficiary, as applicable, will be entitled to a percentage of the Normal Retirement Benefit such participant would have been eligible to receive, as determined under the SERP (the aggregate amount of such payments referred to as the “Disability Retirement Benefit”), commencing on the first day of the sixth month after termination of employment.

Future participants will be recommended for participation in the SERP by our Chief Executive Officer and, following Compensation Committee approval, will become participants on the first day of the month coinciding with or next following the date of designation by the Committee of eligibility to participate in the SERP. Upon retirement after the age of 60, such participants will be eligible to receive a Normal Retirement Benefit, made in monthly payments equal to (1) the participant’s Final Average Compensation, reduced by the participant’s Social Security benefit (determined as provided under the SERP), multiplied by (2) a fraction (no greater than one), the numerator of which equals the participant’s years of service and the denominator of which equals 15, for the remainder of the participant’s life commencing on the first day of the sixth month of retirement. In the event of termination of employment due to disability prior to the age of 60 or death prior to retirement, a participant or the participant’s beneficiary, as applicable, will be entitled to a Disability Retirement Benefit equal to a percentage of the Normal Retirement Benefit such participant would have been eligible to receive, as determined under the SERP, commencing on the first day of the sixth month after termination of employment.

In the event of a transfer of control of United Therapeutics by acquisition, merger, hostile takeover or for any other reason whatsoever which also qualifies as a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Internal Revenue Code section 409A(a)(2)(A)(v) (a “Change in Control”), a participant who is actively employed on the date of the Change in Control will be entitled to a lump sum payment equal to the actuarial equivalent present value of a monthly single life annuity equal to (1) the participant’s Final Average Compensation, reduced by the participant’s estimated future Social Security benefit (determined as provided under the SERP), multiplied by (2) a fraction (no greater than one), the numerator of which equals the participant’s years of service and the denominator of which equals 15, to be paid as soon as administratively practicable following the Change in Control. In the event that a participant is entitled to a Normal Retirement Benefit or Disability Retirement Benefit at the time of a Change in Control, all such payments (or any remaining payments, with respect to any participant who is receiving payments under the SERP at the time of the Change in Control) will be made in a lump sum as soon as administratively practicable following such Change in Control (without regard to whether the participant otherwise is in pay status at the time of the Change in Control).

Participants in the SERP will be prohibited from competing with us or soliciting our employees for a period of twelve months following his or her termination of employment (or, if earlier upon attainment of age 65). Violation of this covenant will result in forfeiture of all benefits under the SERP.

No payments were made under the SERP in 2006.

In addition, see the section entitled “Severance and Change in Control Payments to the Chief Executive Officer” above for a description of potential additional years of service to be awarded to Dr. Rothblatt pursuant to her employment agreement.

The following table describes the present value of the accumulated benefit for each Named Executive Officer under the SERP that will be payable only if the officer remains with the company and chooses to retire after age 60.

Pension Benefits for the 2006 Fiscal Year Table

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)(1)
Martine Rothblatt(2)	SERP	9.3	$5,204,200
Roger Jeffs(2)	SERP	8.3	3,133,500
Paul Mahon(2)	SERP	5.5	2,394,100
John Ferrari(3)	SERP	5.6	581,300
Fred Hadeed	—	—	—

(1)          For a discussion of valuation assumptions, see Note 14, Supplemental Executive Retirement Plan to our 2006 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)          These executive officers entered the SERP at its inception and no benefits accrued for their service period prior to entering the plan. The present value of accumulated benefits calculation includes non-service related benefits, that is, it assumes continued service until participants reach age 60. The present value is based on accumulated benefits projected at age 60 based on earnings at December 31, 2006, without reflecting the age 62 Social Security offset. A discount rate of 5.70% is used and assumes no pre-retirement death, disability or termination.

(3)          Mr. Ferrari entered the SERP after its inception. The present value of accumulated benefits is based on the portion of the projected benefits at age 60 attributed to pay and service from the commencement of employment through December 31, 2006. A discount rate of 5.70% is used and assumes no pre-retirement death, disability or termination.

Named Executive Resignation

Fred Hadeed, our former Chief Financial Officer and Executive Vice President of Business Development, resigned effective August 10, 2006. With his resignation, Mr. Hadeed ceased to be a Named Executive Officer, although he continued to serve as Executive Vice President, Business Development. Mr. Hadeed subsequently resigned his position as Executive Vice President, Business Development, effective December 1, 2006, and is no longer employed by us in any capacity. In accordance with the terms of his employment agreement, Mr. Hadeed received a one-time, lump-sum payment of two times his salary and the average bonus he received during the last two years, totaling approximately $1.5 million, and the immediate vesting of all of his unvested stock options. As of November 30, 2006, Mr. Hadeed had 225,000 unvested stock options, which were scheduled to vest through September 2009. As a result of the immediate vesting of these options, a non-cash compensation charge of approximately $3.9 million was recognized in December 2006. This charge generally represents the unrecognized compensation expense related to the grant of these options, which would have otherwise been recognized in the ordinary course through September 2009.

Potential Payments Upon Termination or Change in Control

As described above, certain compensation is payable to a Named Executive Officer if his or her employment was involuntarily terminated without cause, terminated due to disability or death, or terminated in connection with a change in control. The amounts shown in the table below assume that such termination was effective as of December 31, 2006. Such amounts would include salary and bonus, accelerated vesting of stock option awards, pension and excise tax and gross-ups, if any. The actual compensation to be paid can only be determined at the time of a Named Executive Officer’s termination of employment.

Potential Payments Upon Termination or Change in Control

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause	Disability	Death	Change In Control
Martine Rothblatt
Salary and bonus	$2,580,000	$725,000	$725,000	$2,580,000
Stock award vesting acceleration	—	—	—	—
Supplemental Executive Retirement Plan	—	2,805,700	1,918,700	3,211,000
Health and other benefits(1)	89,400	—	—	89,400
Excise tax and gross-up(2)	—	—	—	1,961,400
Total	$2,669,400	$3,530,700	$2,643,700	$7,841,800
Roger Jeffs
Salary and bonus	1,620,000	—	—	1,620,000
Stock award vesting acceleration	5,142,000	—	—	5,142,000
Supplemental Executive Retirement Plan	—	1,119,800	801,700	1,717,000
Total	$6,762,000	$1,119,800	$801,700	$8,479,000
Paul Mahon
Salary and bonus	1,350,000	—	—	1,350,000
Stock award vesting acceleration	3,959,100	—	—	3,959,100
Supplemental Executive Retirement Plan	—	597,200	498,200	882,500
Total	$5,309,100	$597,200	$498,200	$6,191,600
John Ferrari
Salary and bonus	580,000	—	—	580,000
Stock award vesting acceleration	1,041,000	—	—	1,041,000
Supplemental Executive Retirement Plan	—	602,600	408,600	602,600
Total	$1,621,000	$602,600	$408,600	$2,223,600
Fred Hadeed
Severance	1,465,000
Total	$1,465,000

(1)   Includes health care, outplacement services, and value of currently leased vehicle.

(2)   Gross-up calculations assume a 35% tax rate.

Tax and Accounting Considerations

Financial Restatement

Our Board of Directors will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to our Named Executive Officers and certain other executive officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by an individual executive officer.

Tax Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) generally provides that publicly held companies may not deduct compensation paid to the Chief Executive Officer and the four other most highly paid executive officers that exceeds $1 million per officer in a calendar year. Compensation that is “performance-based compensation” within the meaning of the Code does not count toward the $1 million limit.

We have taken steps to ensure that equity payments under the equity compensation program meet the Section 162(m) requirements. The Compensation Committee has not adopted a policy with respect to the application of Section 162(m) of the Code as to annual cash compensation exceeding $1 million. However, to date, none of our executive officers’ annual cash compensation has exceeded the $1 million limit. The Compensation Committee nevertheless retains the discretion to provide compensation that potentially may not be fully deductible to reward performance and/or enhance retention.

Report of the Audit Committee

The Audit Committee oversees United Therapeutics’ financial reporting process and monitors compliance with our Code of Ethics and Business Conduct on behalf of our Board of Directors. We are all independent directors under the listing standards of NASDAQ and the independence standards set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934. Our Board of Directors has determined that R. Paul Gray, the Committee Chairman, is an audit committee financial expert as defined under the rules and regulations of the Securities and Exchange Commission and meets the financial sophistication requirement of the listing standards of the NASDAQ Stock Market, Inc. (“NASDAQ”). The Audit Committee operates under a written charter, which we review annually and which was adopted by our Board of Directors. We have amended our charter to be consistent with the provisions of the Sarbanes-Oxley Act of 2002, as well as the corporate governance rules issued by the Securities and Exchange Commission and NASDAQ, as they relate to audit committee requirements.

We have met and held discussions with management and our independent auditors. Management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal controls and disclosure controls and procedures. The audit committee is directly responsible for the appointment, compensation, retention, oversight and termination of our independent auditors. Ernst & Young LLP functioned as the independent auditors for 2006. Ernst & Young LLP is responsible for expressing an opinion on (1) the conformity of our financial statements with generally accepted accounting principles, (2) the effectiveness of our internal control over financial reporting and (3) the effectiveness of management’s assessment of internal control over financial reporting. The Audit Committee does not prepare financial statements or conduct audits.

In conjunction with the December 31, 2006 audited consolidated financial statements, we have:

•       reviewed and discussed our 2006 consolidated financial statements with our management and Ernst & Young LLP, including discussions about critical accounting policies, other financial accounting and reporting principles and practices appropriate for us, and the reasonableness of significant judgments;

•       reviewed and discussed management’s assessments of the effectiveness of internal controls over financial reporting and Ernst & Young LLP’s related assessments and auditing procedures;

•       discussed with Ernst & Young LLP the overall scope of and plans for our audits and reviews. The Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss our financial reporting processes and internal accounting controls. We have reviewed all important audit findings prepared by Ernst & Young LLP;

•       discussed with Ernst & Young LLP matters that are required to be discussed by generally accepted auditing standards, including those standards set forth in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. Ernst & Young LLP also provided to the Audit Committee the written disclosures regarding its independence required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB in Rule 3600T. We also discussed with Ernst & Young LLP any relationships that may have an impact on their objectivity and independence and satisfied ourselves as to Ernst & Young LLP’s independence. We also reviewed and pre-approved the scope and fees for all audit and other services performed by Ernst & Young LLP for us; and

•       met and reviewed with members of senior management and Ernst & Young LLP the certifications provided by the Chief Executive Officer and the Chief Financial Officer under the Sarbanes-Oxley

Act of 2002, the rules and regulations of the Securities and Exchange Commission relating to these certifications and the overall certification process.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for 2006 and related reports on internal controls be included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee:
R. Paul Gray (Chair)
Christopher Causey
Christopher Patusky

Related Party Transactions Policy

We do not have a written policy pertaining to related party transactions that are required to be approved by our Audit Committee. It is the general practice of our Audit Committee to review all material facts of potential related party transactions that would require the Committee’s approval, as prepared and presented to the Audit Committee by our Chief Financial Officer and/or our General Counsel. After reviewing such information, the Committee generally approves or disapproves of our entering into such a transaction. In determining whether to approve or ratify a related party transaction, our Audit Committee will generally take into account, among other factors it deems appropriate, whether the related party transaction is made up of terms no more and no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances. The Committee also considers the extent of the related person’s interest in the transaction and whether such transaction will occur at arm’s length.

Certain Relationships and Related Transactions

Marketing and Consulting Agreements

In February 2003, we entered into an agreement for the development, hosting and maintenance of our website www.Remodulin.com with The Medical Learning Company, Inc., a company controlled by Raymond Kurzweil, who is one of three non-independent directors on our eight-person Board of Directors. The Medical Learning Company, Inc., is a joint venture with the American Board of Family Practice, the second largest medical specialty board in the United States, and has extensive experience in the design, development and maintenance of Internet-based information resources for physicians. Pursuant to this Agreement, we paid The Medical Learning Company an initial payment of $29,000 and agreed to pay a continuing payment of $2,000 per month for posting new information to and maintenance of the website. In May 2005, this agreement was terminated. No expenses under this agreement were incurred in 2006.

In September 2002, we entered into a technical services agreement with Kurzweil Technologies, Inc. (KTI), a company controlled by Raymond Kurzweil. In 2006, KTI changed its name to Kurzweil Wearable Computing (KWC). Pursuant to this agreement, we paid KWC $40,000 monthly for consulting fees, additional sums for preapproved patent work, and up to $1,000 monthly for reimbursement of expenses for certain telemedicine technology development services. In addition, we agreed to pay KWC a 5% royalty on certain sales of products reasonably attributed to and dependent upon technology developed by KWC under the technical services agreement and which are covered by claims of an issued and unexpired United States patent(s). This agreement was terminated by the parties as of December 31, 2006. During 2006, we incurred approximately $568,000 of fees and expenses related to this agreement.

We entered into an agreement in 2002 with Raymond Kurzweil to provide strategic consulting services in the field of telemedicine. The maximum value of the agreement is $10,000 annually. In 2002, we entered into an agreement with a company affiliated with Raymond Kurzweil with a total value of $15,000. During 2006, we incurred no expenses under these agreements.

University of Oxford Agreements

In 2000, we entered into a research agreement with University of Oxford and an agreement for consulting services with Isis Innovation Limited (formerly Oxford University Consulting) with respect to the development of our iminosugar platform. On October 1, 2006, the research agreement was extended through September 30, 2011, with United Therapeutics obligated to make 60 equal monthly payments totaling approximately £1.9 million, or approximately $3.7 million, based on December 31, 2006 exchange rates. Under the research agreement, we are required to pay the University of Oxford a royalty equal to 1.5% percent of net sales of products arising from the research, less certain offsets. Professor Raymond Dwek, one of our directors, is a co-discoverer of our iminosugar drug platform, a co-principal investigator under our research agreement with University of Oxford, Director of the Glycobiology Institute, Professor of Biochemistry, and until September 2006 was head of the Department of Biochemistry at the University of Oxford. Our Board of Directors has determined that Professor Dwek is “independent” under Rule 4200(a)(15) of the NASDAQ listing standards. We incurred approximately $562,000 in expenses during 2006 under these agreements with University of Oxford.

In March 2006, we entered into an agreement in which we agreed to fund an annual lecture in virology at the University of Oxford through 2022. Under the agreement, United Therapeutics is obligated to make 16 equal annual payments of £16,000, totaling £256,0000, or approximately $502,000, based on December 31, 2006, exchange rates. We incurred approximately, $30,200 in expenses during 2006 under this agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file reports of ownership of our equity securities with the Securities and Exchange Commission and to furnish copies of all such reports to us. We routinely assist our officers and directors in preparing and filing these reports. To our knowledge, based on the information furnished to us, we believe that for the fiscal year ended December 31, 2006, all such filing requirements were met with the exception of the following: annual Board of Directors service stock option grants for 15,000 shares, as disclosed in our 2006 proxy statement, were awarded to Professors Raymond Dwek and Christopher Patusky, Dr. Louis Sullivan, and Messrs. Christopher Causey, R. Paul Gray and Raymond Kurzweil on June 26, 2006, but required Form 4 filings disclosing these grants inadvertently were not filed until July 10, 2006.

Voting Procedures

Shares can be voted only if the stockholder is present in person or by proxy. Whether or not a stockholder plans to attend in person, he or she is encouraged to sign and return the enclosed proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of United Therapeutics at 1110 Spring Street, Silver Spring, Maryland 20910, a written notice of revocation or a fully executed proxy bearing a later date, or by attending the meeting and voting in person. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Abstentions, “broker non-votes” (i.e., shares held by brokers or nominees that are represented at the meeting but with respect to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof or persons entitled to vote thereon) and proxies that are marked “without authority” with respect to the election of any one or more nominees for election as directors will be counted as present in determining whether the quorum requirement is satisfied.

Directors are elected by a plurality of the affirmative votes cast at the annual meeting. “Plurality” means that the nominees who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the annual meeting. Consequently, any shares represented at the annual meeting but not voted for any reason have no impact on the election of directors. Cumulative voting is not permitted in the election of directors.

Independent Registered Public Accounting Firm

Ernst & Young LLP has acted as our independent registered public accounting firm since the Audit Committee of our Board of Directors engaged the firm in September 2003 and has been selected by the Audit Committee to act as such for 2006. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions. In connection with the audit of the 2006 financial statements, we entered into an engagement agreement with Ernst & Young LLP that set forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Principal Accountant Fees and Services

Fees for professional services provided by Ernst & Young LLP in each of the last two fiscal years in each of the following categories are:

	2006	2005
Audit fees	$485,400	$401,000
Audit-related fees	—	—
Tax fees	243,500	182,000
All other fees	—	—
	$728,900	$583,000

Fees for audit services include fees associated with audit of our consolidated annual financial statements, reviews of interim consolidated financial statements included in quarterly reports, accounting and financial reporting consultations and services in connection with registration statements. Audit-related fees are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported as audit fees. Tax Fees are fees billed for professional services for tax compliance, tax advice and tax planning. All other fees include fees for permitted products and services other than those classified as audit, audit-related or tax.

The Audit Committee of our Board of Directors has considered and determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence. Since Ernst & Young LLP’s appointment as our independent registered public accounting firm, the Audit Committee has pre-approved all of the services performed by Ernst & Young LLP.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services performed by the independent auditors. These services may include audit services, audit-related services, tax services and other services. For audit services, the independent auditor provides an engagement letter to the Audit Committee prior to December 31 of each year, outlining the scope of the proposed audit and related audit fees. The Audit Committee reviews the letter, negotiates with and formally engages the auditor.

For non-audit services, our senior management may submit from time to time to the Audit Committee for approval non-audit services, which it recommends that the Audit Committee engage the independent auditor to provide. Our senior management and the independent auditor will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating non-audit service spending for the fiscal year, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process.

The Audit Committee also delegates pre-approval authority to its chairman. The chairman reports any decisions made in accordance with such authority to the Audit Committee at its next scheduled meeting.

Stockholder Proposals

Stockholder proposals intended for inclusion in our proxy statement and form of proxy for the 2008 annual meeting of Stockholders must be received by us by overnight mail, acceptance signature required, no later than January 7, 2008, and must otherwise comply with the rules of the Securities and Exchange Commission for inclusion in our proxy statement and form of proxy relating to that meeting.

In order for a stockholder to bring other business before the 2008 annual stockholders meeting, timely notice must be given to us in advance of the meeting. Such notice must be given no later than ninety (90) days nor more than one hundred and twenty (120) days before the 2008 annual stockholders meeting unless notice of the date of that meeting is provided to the stockholders less than one hundred (100) days prior to the meeting in which case notice of a proposal delivered by a stockholder must be received by our Secretary no later than ten days following the date on which notice of the date of the 2008 annual stockholders meeting was mailed or disclosed to stockholders. Such notice must include a description of the proposed business, the reason for conducting the proposed business at the meeting and other matters as specified in our Amended and Restated Bylaws. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by proxies designated by us. All notices of proposals must be given by overnight mail, acceptance signature required, to United Therapeutics Corporation, Attention: Secretary, 1110 Spring Street, Silver Spring, Maryland 20910.

Director Nominations

In order for a stockholder to nominate a director for election at the 2008 annual meeting of stockholders, our Amended and Restated Bylaws require that the stockholder give timely detailed notice of the nomination to us in advance of the meeting. Such notice must be given no later than ninety (90) days nor more than one hundred and twenty (120) days before the 2008 annual stockholders meeting unless notice of the date of that meeting is provided to the stockholders less than one hundred (100) days prior to the meeting in which case notice of a proposal delivered by a stockholder must be received by our Secretary no later than ten days following the date on which notice of the date of the 2008 annual stockholders meeting was mailed or disclosed to stockholders. In addition, the notice must meet all other requirements contained in our Amended and Restated Bylaws.

The Nominating and Governance Committee of our Board of Directors does not have a specific policy with respect to considering any director candidates recommended by stockholders, believing that it is more appropriate to rely on our network of contacts for identifying and evaluating potential director candidates. To be considered by the Nominating Committee, a director candidate shall meet the following minimum criteria:

•       personal and professional integrity;

•       a record of exceptional ability and judgment;

•       ability and willingness to devote the required amount of time to our affairs;

•       interest, capacity and willingness, in conjunction with the other members of our Board of Directors, to serve the long-term interests of our stockholders;

•       reasonable knowledge of the fields of our operations, as well as familiarity with the principles of corporate governance;

•       expertise required by Board of Directors committees;

•       confidence that the candidate is capable of working constructively on our Board of Directors and with management; and

•       absence of any personal or professional relationships that would adversely affect their ability to serve the best interests of our stockholders and United Therapeutics.

Once such potential nominees have been identified, the Nominating and Governance Committee, with the help of the General Counsel, screens candidates, performs reference checks, prepares a biography of each candidate for the Nominating and Governance Committee to review and conducts interviews. The Nominating and Governance Committee and our Chief Executive Officer interview the identified candidates and, in accordance with its Charter, the Nominating and Governance Committee selects nominees that best suit our Board of Directors’ needs to recommend to the full Board of Directors.

Annual Report

A copy of our Annual Report on Form 10-K for the year ended December 31, 2006, has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. Stockholders may obtain additional copies of our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, without charge by mailing a request to United Therapeutics Corporation, Attention: Vice President, Investor Relations, 1110 Spring Street, Silver Spring, Maryland 20910. The Form 10-K includes certain exhibits that will be provided only upon payment of a fee covering our reasonable expenses.

Code of Ethics

We have a written Code of Conduct and Ethics that applies to our principal executive officer, principal financial officer, our principal accounting officer and every other director, officer and employee of United Therapeutics. The Code of Conduct and Ethics is available on our Internet website at http://www.unither.com. A copy of the Code of Conduct and Ethics will be provided free of charge by making a written request and mailing it to our corporate headquarters to the attention of Investor Relations Department 1110 Spring St., Silver Spring, Maryland 20910. If any amendment to, or a waiver from, a provision of the Code of Conduct and Ethics that applies to the principal executive officer, principal financial officer and principal accounting officer is made, such information will be posted on our Internet website at http://www.unither.com.

Other Matters

Management knows of no matters to be presented for action at the annual meeting other than as presented above. However, if any other matter properly comes before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such matters in accordance with their judgment of the best interests of United Therapeutics.

UNITED THERAPEUTICS CORPORATION
Proxy for 2007 Annual Meeting of Stockholders to be Held on June 26, 2007

The undersigned holder of the common stock of United Therapeutics Corporation hereby names, constitutes and appoints Martine A. Rothblatt and Paul A. Mahon, and each of them, with full powers of substitution to act as true and lawful attorneys and proxies for the undersigned, and in the place and stead of the undersigned to attend the 2007 Annual Meeting of the Stockholders of United Therapeutics Corporation to be held on Tuesday, June 26, 2007, at 9:00 a.m. Eastern Time, and at any adjournment thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on May 1, 2007, with all the powers that the undersigned would possess if the undersigned were personally present.

THIS PROXY IS BEING SOLICITED
ON BEHALF OF THE BOARD
OF DIRECTORS

PLEASE DATE, SIGN AND MAIL THIS PROXY PROMPTLY
IN THE ENCLOSED REPLY ENVELOPE

(Continued and to be SIGNED on the reverse side)

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1. Election of Class II Directors Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.	FOR all nominees listed, except as marked to the contrary ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐	Nominees: Class II: Christopher Causey R. Paul Gray THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to United Therapeutics at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

2. The transaction of such other business as may properly come before the meeting and any and all adjournments thereof.

IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ABOVE ITEMS, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1.  IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR JUDGEMENT.  AT PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.  THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEES ARE UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE ANNUAL MEETING.

The undersigned acknowledges receipt from United Therapeutics prior to the execution of this proxy of the Notice of Annual Meeting of stockholders, a Proxy Statement and the 2006 Annual Report to stockholders.

DATED	STOCKHOLDER (print name)

STOCKHOLDER (sign name)

I ☐ do ☐ do not plan to attend the meeting. (Please check one.)

NOTE:

Please sign exactly as the names(s) appear on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If stockholder is a corporation, the signature should be that of an authorized officer, who should indicate his or her title.

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